Exhibit 99.1

IRIDEX Announces 2017 Fourth Quarter and Full Year Financial Results

Shipped Record Cyclo G6™ Laser Systems and G6 Probes

MOUNTAIN VIEW, Calif., March 8, 2018 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter and full year ended December 30, 2017.

Fourth Quarter Highlights

•	Fourth quarter 2017 revenue for Cyclo G6™ glaucoma laser platform increased approximately 17% year-over-year
•	Shipped a record 133 Cyclo G6 glaucoma laser systems
•	Shipped a record 10,600 G6 probes
•	Fourth quarter 2017 revenue of $10.2 million, an 18% year-over-year decrease
•	Significant presence at the recent American Glaucoma Society (AGS) Annual Meeting in New York City, including two main podium presentations highlighting the G6

“Throughout 2017, we made significant progress executing a shift in our target market from retinal disease to glaucoma and from capital equipment sales to a sustainable disposables model. In the first half of the year, we invested in infrastructure and process improvements to support our focus on G6 sales. In the second half of the year, we began to see the benefits of those investments, which included a record number of shipments of both G6 systems and probes in the fourth quarter,” said William M. Moore, President and CEO. “Our focus in 2018 is to drive G6 probe utilization from our existing G6 system installed base while continuing to expand our installed base worldwide, and to introduce new products that improve the quality, reliability, and manufacturing cost of all of our products.”

Fourth Quarter 2017 Financial Results

Revenue for the three months ended December 30, 2017 decreased 18% to $10.2 million from $12.5 million during the same period of the prior year. The decrease in revenue was primarily driven by the Company’s voluntary recall of its TruFocus LIO Premiere™, a laser accessory used in both its medical and surgical retina product lines. The decrease was partially offset by revenue from record G6 system and probe shipments.

Gross profit for fourth quarter of 2017 was $2.2 million, or 21.2% gross margin, compared to $5.6 million, or 44.4% gross margin, in the same period of the prior year. Gross margin was primarily impacted by expenses related to the LIO recall and pricing pressure on its retina products, which offset the benefit from higher margin G6 revenues.

Operating expenses for the fourth quarter of 2017 were $7.4 million compared to $6.6 million in the same period of the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses.

Exhibit 99.1

Loss from operations for the fourth quarter of 2017 was $5.2 million, compared to loss from operations of $1.1 million for the same period of the prior year.

Full Year 2017 Financial Results

Revenue for the year ended December 30, 2017 decreased 10% to $41.6 million from $46.2 million in 2016. The decrease in revenue was primarily driven by lower medical and surgical retina product sales, which were impacted primarily by the LIO recall.

Gross profit for the full year 2017 was $15.5 million, or 37.3% gross margin, compared to $20.8 million, or 45.1% gross margin, for the prior year. Gross margin decreased primarily due to expenses related to the Company’s LIO product recall, unfavorable product and geographic mix changes, lower selling price for its retina products, and an increase in manufacturing variances.

Operating expenses for 2017 were $28.4 million compared to $23.4 million in the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses.

Loss from operations for 2017 was $12.9 million, compared to net loss of $2.6 million in the prior year.

Cash and cash equivalents were $21.7 million as of December 30, 2017.

Guidance for Full Year 2018

IRIDEX projects 2018 G6 probe shipments of 40,000 to 45,000, which represents growth of approximately 32% year-over-year at the midpoint, and projects shipments of 350 to 400 G6 systems in 2018. Total revenue for the full year is expected to be $37 million to $41 million.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 8195624.  A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Thursday, March 8, 2018 through Friday, March 9, 2018 by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 8195624.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct

Exhibit 99.1

sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning our efforts to shift our target market from retinal disease to glaucoma and from capital equipment sales to a sustainable disposables model, our focus in 2018 to drive G6 probe utilization from our existing G6 system installed base while expanding our installed base worldwide, and to introduce new products that improve the quality, reliability, and manufacturing cost of all of our products, the amount and timing of revenue and Cyclo G6 system and probe sales for fiscal 2018, statements concerning the Company’s recall of its LIO product, future demand and order levels for the Company's products, future operating expenses, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s guidance for fiscal 2018 and future financial results, and the Company's strategic and operational plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Total revenues	$10,243	$12,530	$41,593	$46,158
Cost of revenues	8,073	6,967	26,090	25,319
Gross profit	2,170	5,563	15,503	20,839

Operating expenses:
Research and development	1,278	1,358	5,730	5,365
Sales and marketing	4,195	3,069	14,541	10,281
General and administrative	1,880	2,092	8,260	7,638
Gain on sale of intellectual property	-	-	(175)	-
Impairment of long-lived assets	35	120	35	120
Total operating expenses	7,388	6,639	28,391	23,404

Loss from operations	(5,218)	(1,076)	(12,888)	(2,565)
Other expense, net	(88)	(8)	(107)	(91)
Loss from operations before (benefit from) provision for income taxes	(5,306)	(1,084)	(12,995)	(2,656)
(Benefit from) provision for income taxes	(151)	9,731	(128)	9,057
Net loss	$(5,155)	$(10,815)	$(12,867)	$(11,713)

Net loss per share:
Basic	$(0.44)	$(1.04)	$(1.11)	$(1.15)
Diluted	$(0.44)	$(1.04)	$(1.11)	$(1.15)

Weighted average shares used in computing net loss per share
Basic	11,586	10,443	11,555	10,173
Diluted	11,586	10,443	11,555	10,173

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	December 30,	December 31,	,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$21,707	$23,747
Accounts receivable, net	7,863	10,025
Inventories	9,381	11,643
Prepaid expenses and other current assets	500	450
Total current assets	39,451	45,865
Property and equipment, net	1,403	1,534
Intangible assets, net	116	132
Goodwill	533	533
Other long-term assets	143	80
Total assets	$41,646	$48,144

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,724	$1,994
Accrued compensation	2,459	2,346
Accrued expenses	2,153	2,135
Accrued warranty	1,536	310
Deferred revenue	2,520	1,383
Total current liabilities	10,392	8,168

Long-term liabilities:
Accrued warranty	199	293
Other long-term liabilities	533	523
Total liabilities	11,124	8,984

Stockholders' equity:
Common stock	126	124
Additional paid-in capital	59,385	55,158
Accumulated deficit	(28,989)	(16,122)
Total stockholders' equity	30,522	39,160

Total liabilities and stockholders' equity	$41,646	$48,144